Exhibit 10.9

RESTRICTED STOCK AWARD AGREEMENT

        THIS RESTRICTED STOCK AWARD AGREEMENT (this "Agreement"), dated as of September 27, 2001, by and between STORAGE TECHNOLOGY CORPORATION, a Delaware corporation ("StorageTek"), and ROBERT S. KOCOL ("Kocol").

        A.    Kocol is employed by StorageTek as its Corporate Vice President, Chief Financial Officer; and

        B.    StorageTek is entering into this Agreement in consideration of Kocol agreeing to terminate the Retention Agreement, dated as of January 27, 2000 and the Extension of Retention Agreement, dated as of July 31, 2000, between the parties here.

        Section 1. Restricted Stock Awards.

        StorageTek agrees that it will grant to Kocol, on or before March 31 of each of 2002, 2003 and 2004, shares of Restricted Stock as provided for in the metrics below, if at the time of the grant, Kocol is an Employee of StorageTek. The number of shares of Restricted Stock to be granted is based upon the EPS for the prior year, the Target for the prior year and the Stretch for the prior year. The grant will be made under the 1995 Plan and be subject to a restricted stock agreement (the "Restricted Stock Agreement"), in substantially the form of Exhibit A.

METRICS FOR GRANTS

Year of Performance	If EPS for Year is Below Target	If EPS for Year is At or Above Target, but Below Stretch	If EPS for Year is At or Above 2001 Stretch
2001	zero shares	9,667 shares	14,500 shares
2002	7,250 shares	9,667 shares	14,500 shares
2003	7,250 shares	9,667 shares	14,500 shares

        Section 2. Certain Definitions.

(a)
"1995 Plan" means StorageTek's Amended and Restated 1995 Equity Participation Plan, as amended, as may be amended in the future.

(b)
"Committee" means the Compensation and Human Resources Committee of the Board of Directors of StorageTek and any successor thereto and any other committee of the Board of Directors duly authorized to set or modify the performance metrics for LEAP.

(c)
"Employee" has the meaning set forth in the 1995 Plan.

(d)
"EPS" means, for any particular fiscal year, StorageTek's basic earnings per share of common stock, as set forth in StorageTek's Annual Report on Form 10-K for such fiscal year, as filed with the Securities and Exchange Commission.

(e)
"LEAP" means StorageTek's Leveraged Equity Acquisition Program.

(f)
"Restricted Stock" has the meaning set forth in the 1995 Plan.

(g)
"Stretch" means the stretch EPS for the particular fiscal year in question, set by the Committee as the stretch performance level for LEAP.

(h)
"Target" means the target EPS for the particular fiscal year in question, set by the Committee for as the target performance level for LEAP.

        Section 3. Governing Law. This Agreement is governed by the internal substantive laws of Colorado, without regard to choice of law considerations.

        Section 4. Entire Agreement; Supercedes Other Agreement Terms; Conflicts.

(a)
This Agreement and the Restricted Stock Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of StorageTek and Employee with respect to the subject matter hereof, including, but not limited to, the termination, vesting, and vesting upon change of control terms, and may not be modified or superseded except by means of a writing signed by and authorized representative of StorageTek and Employee, that specifically refers to such terms that are to be modified, and that specifically states that is the intention of both StorageTek and the Employee that such term supersede or cancel a named term in this Agreement.

(b)
In the case of any conflict between the provisions of this Agreement and the provisions of the 1995 Plan, the provisions of the 1995 Plan shall govern.

        IN WITNESS WHEREOF, the undersigned, intending to be bound hereby, have set their hands hereto as of September 27, 2001.

STORAGE TECHNOLOGY CORPORATION	EMPLOYEE

By: